SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – December 28, 2010
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive, West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁯	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities.

On December 28, 2010, AK Steel Holding Corporation (“AK Steel”) issued a press release, a copy of which is attached hereto as Exhibit No. 99.1 and incorporated by reference herein, announcing that it is permanently closing its Ashland, Kentucky coke plant (the “Ashland Coke Plant”) in 2011.

AK Steel currently expects to incur a pre-tax charge of approximately $80 million as a result of closing the Ashland Coke Plant, most of which will be reflected in the company’s fourth quarter 2010 financial results.  Approximately $50 million of this charge will be non-cash, relating to the write-off of property, plant and equipment.  The remaining amount will result in cash payments made over several years, of which approximately $18 million relates to employment costs and approximately $12 million relates to closure costs.   These estimates do not include certain long-term remediation costs that likely will be incurred after the initial closure activity and which are expected to result in future cash expenditures.  The company cannot at this time reliably estimate those long-term environmental remediation costs.

Item 2.06	Material Impairments.

The information required by this Item is provided in Item 2.05 above.

Item 9.01	Financial Statements and Exhibits.
	(d)	Exhibit:
		99.1	Press Release issued on December 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: December 28, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on December 28, 2010